Exhibit 99.5

FORM OF VOTING AND SUPPORT AGREEMENT

HBT Financial, Inc. 401 N. Hershey Road Bloomington, IL 61704

Ladies and Gentlemen:

[ • ], 2025

The undersigned, being a shareholder of CNB Bank Shares, Inc., an Illinois corporation (the “Company”), hereby acknowledges that the Company, HBT Financial, Inc., a Delaware corporation (“Parent”), and HB-CNB Merger, Inc., a Delaware corporation (“Merger Sub”), are concurrently entering into an Agreement and Plan of Merger, to be dated as of an even date herewith (as amended or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), and subsequently, the Company will be merged with and into Parent. A draft copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement. If this agreement is being provided on behalf of a trust, the term “undersigned” shall include both the trust and the trustee.

The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:

1.              Owned Shares. The undersigned owns (of record or beneficially) and has the full power and authority to vote or cause the voting of the number of shares of Company Common Stock set forth on the signature page hereof (the “Owned Shares”). For all purposes of this agreement, other than Section 3, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial ownership after the date hereof.

2.              Agreement to Vote Owned Shares. The undersigned agrees that at the Company Shareholders’ Meeting or any other meeting or action of the shareholders of the Company, including a written consent solicitation, the undersigned will (a) vote or cause the voting of all the Owned Shares (or otherwise provide a proxy or consent) owned beneficially or of record by the undersigned as of the applicable record date, in favor of, and will otherwise support approval, and will not initiate any proxy solicitation or undertake any other efforts not to support approval, of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement (the “Company Shareholder Matters”), and (b) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge that this letter agreement is entered into by the undersigned solely in his or her capacity as legal title and beneficial holder of the Owned Shares and that nothing in this letter agreement shall prevent any person from discharging his or her fiduciary duties as a member of the Company Board or as an officer of the Company.

3.              Transfer of Owned Shares and Subject Parent Common Stock. Prior to the Effective Time, the undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) (1) directly or indirectly, sell, hypothecate, gift, bequeath, transfer, assign, pledge (except for the renewals of any existing lines of credit to which any Owned Shares are pledged) or in any way whatsoever otherwise encumber or dispose of (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), or enter into any contract, option, commitment, derivative or other arrangement or understanding with respect to any of the foregoing (each, a “Transfer”) of, any of the Owned Shares, or (2) take any action or omit to take any action which would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement. Parent acknowledges that the undersigned may Transfer any or all of the Owned Shares for estate planning purposes so long as the proposed transferee executes and delivers an agreement that pursuant to which such proposed transferee agrees to comply with the requirements of this letter agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer.

4.              Further Assurances. The undersigned, solely in his, her or its capacity as a shareholder of the Company, will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof. The undersigned acknowledges and agrees that in the event that the Company Board submits any of the Company Shareholder Matters to its shareholders without recommendation, or withdraws its recommendation in accordance with Section 5.9 of the Merger Agreement, all obligations in this agreement, including the agreement of the undersigned to vote the Owned Shares in accordance with the first sentence of Section 2 hereof, shall remain in full force and effect.

5.              No Solicitation. The undersigned, solely in his, her or its capacity as a shareholder of the Company, agrees that the undersigned shall not, and shall direct the undersigned’s, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the undersigned) not to, knowingly initiate, maintain, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

6.              Waiver of Certain Rights and Claims. To the extent applicable, effective as of the Effective Time, the undersigned irrevocably agrees to waive and does hereby waive (1) any and all rights to which the undersigned has been, is or may be entitled under any Company shareholder agreement, as applicable; (2) any and all claims (whether at law, at equity, through arbitration or otherwise) against the Company, Parent, the Surviving Corporation and their respective Affiliates and each of their respective officers, employees and directors to the extent relating to, in connection with or arising from any Company shareholder agreement, as applicable; and (3) any and all claims arising prior to or as of the Effective Time as a result of the undersigned’s ownership of the Owned Shares (whether at law, at equity, through arbitration or otherwise) against the Company and entities that are its Affiliates prior to the Effective Time and each of their respective officers, employees and directors (and against Parent and the Surviving Corporation and their respective Affiliates, as applicable, each as successors to the Company or any entity that is any Affiliate of the Company prior to the Effective Time), including without limitation claims relating to, in connection with or arising from the Merger Agreement or the Merger, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, other than the right to receive dividends declared prior to the Effective Time and the consideration provided for in the Merger Agreement upon consummation of the Merger. To avoid doubt, the waiver contained in this Section 6 shall be absolute and perpetual effective as of the Effective Time unless and until such time as this agreement is terminated pursuant to Section 10 below.

7.              No Economic Benefit. Nothing contained in this agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain and belong to the applicable stockholder and Parent shall have no power or authority to direct any stockholder in the voting of any of the Owned Shares or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Parent a proxy to vote the Owned Shares subject to this agreement.

8.              Directors’ Duties. The parties hereto acknowledge that the stockholder is entering into this agreement solely in his or her or its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this agreement, nothing in this agreement is intended or shall be construed to require any stockholder, in his or her capacity as a director and/or officer of the Company and/or CNB Bank & Trust, N.A. (the “Bank”) as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, stockholder does not make any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the stockholder hereunder to vote the shares owned by him or her in accordance with the terms of the agreement and not to transfer any shares except as permitted by this Agreement.

9.              Specific Performance. The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.

10.            Termination of this Agreement. This agreement will terminate automatically upon the earlier of: (1) the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 10 of the Merger Agreement; (2) the date of the Company Shareholder Approval; or (3) the date, if any, on which the Company publicly discloses that the Company Board has made a Company Adverse Recommendation. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

11.            Certain Representations and Warranties. The undersigned hereby represents and warrants to Parent that the undersigned has the right, power and authority to execute and deliver this agreement; such execution and delivery, and the performance by the undersigned of each of its obligations under this agreement, does not and will not violate, result in a breach of, or require any consent, approval, or notice under, any trust instrument, organizational document, contract or agreement of any type or Legal Requirements; and this agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements or equitable principles or doctrines).

12.            Appraisal Rights. The undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Merger Agreement that he, she or it may have with respect to the Owned Shares under applicable Legal Requirements.

13.            Governing Law. This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

14.            Counterparts. This agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

15.            Severability. Each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but in case any one or more provisions contained in this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

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The undersigned has executed and delivered this agreement as of the day and year first above written.

Very truly yours,

Name:
Title:

Number of Shares of Company Voting Common

Stock:

ACCEPTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:

HBT FINANCIAL, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]